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Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario, Canada L4G 7A9 Tel: 905-713-6322 Fax: 905-713-6332

MI DEVELOPMENTS INC.

NOTICE OF CONFERENCE CALL FOR
SECOND QUARTER 2006 RESULTS

Aurora, Ontario, Canada, July 31, 2006 — MI Developments Inc. ("MID") (TSX: MIM.A, MIM.B; NYSE: MIM) will announce its financial results for the second quarter ended June 30, 2006 on Thursday, August 10, 2006 before the opening of the market.

A conference call to discuss those results will be held on Thursday, August 10, 2006 at 10:30 a.m. EST. The number to use for this call is 1-866-249-5221. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 416-644-3423. MID will also webcast the conference call at www.midevelopments.com. The conference call will be chaired by John D. Simonetti, Chief Executive Officer and Interim Chief Financial Officer.

For anyone unable to listen to the scheduled call, the rebroadcast numbers will be: North America — 1-877-289-8525 and Overseas — 416-640-1917 (reservation number is 21196653, followed by the number sign) and the rebroadcast will be available until Thursday, August 17, 2006.

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. MID also holds a controlling investment in Magna Entertainment Corp., North America's number one owner and operator of horse racetracks, based on revenue, and among the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

For teleconferencing questions, please call Angie Palmer at 905-726-7106.

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MI DEVELOPMENTS INC. NOTICE OF CONFERENCE CALL FOR SECOND QUARTER 2006 RESULTS